Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286233

PROSPECTUS

New Horizon Aircraft Ltd.

Primary Offering of

Up to 15,275,375 Class A Ordinary Shares Upon the Exercise of Warrants

3,210,000 Common Warrants

Secondary Offering of

Up to 24,729,606 Class A Ordinary Shares

Up to 565,375 Warrants

4,500 Series A Preferred Shares

This prospectus relates to the primary issuance by us of up to an aggregate of 15,275,375 Class A ordinary shares, without par value (the “Common Shares”), of New Horizon Aircraft Ltd. (the “Company” or “New Horizon”), which consists of (i) up to 11,500,000 Common Shares issuable upon the exercise of 11,500,000 warrants, at an exercise price of $11.50 per share (the “Public Warrants”) originally issued in the initial public offering of Pono Capital Three, Inc., a Cayman Islands exempted entity (“Pono”), (ii) up to an aggregate of 565,375 Common Shares issuable upon the exercise of 565,375 warrants, at an exercise price of $11.50 per share (the “Placement Warrants”) that made up part of the private units originally issued in a private placement in connection with Pono’s initial public offering, (iii) up to 3,210,000 Common Shares issuable upon the exercise of 3,210,000 warrants, at an exercise price of $0.75 per share (the “Common Warrants” and, together with the Public Warrants and the Placement Warrants, the “Warrants”) that were sold in a public offering of the Company that closed on August 21, 2024 (the “August Offering”), and (iv) 3,210,000 Common Warrants. We will receive the proceeds from any exercise of the Warrants for cash.

This prospectus also relates to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, by: (a) the selling shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Shareholders”) of up to an aggregate of 24,729,606 Common Shares, consisting of (i) 200,000 shares of Common Stock, issued in a private placement to the PIPE Investor (as defined below) pursuant to the terms of the Subscription Agreement, dated December 27, 2023, in connection with the Business Combination (as defined below) at $10.00 per share, (ii) an aggregate of 5,600,997 Common Shares issued to Mehana Capital, LLC (the “Sponsor”) and its affiliates, including 4,935,622 Common Shares originally issued as Class B ordinary shares in connection with the initial public offering of Pono for aggregate consideration of $25,000, or approximately $0.005 per share, 100,000 Incentive Shares (as defined herein) transferred to Sponsor in connection with the Business Combination at approximately $10.61 per share, and 565,375 Common Shares originally issued to Sponsor as part of the Placement Units issued to Sponsor in connection with Pono’s initial public offering at $10.00 per unit, (iii) 103,500 Common Shares issued to the underwriter in Pono’s initial public offering (the “Representative”), in connection with Pono’s initial public offering, at $10.00 per share (the “Representative Shares”), (iv) 1,349,413 Common Shares issued to vendors in connection with the closing of the Business Combination, including an aggregate of 103,500 Common Shares issued at $10.00 per share to the Representative in partial satisfaction of deferred underwriting commissions payable upon Pono’s completion of its initial business combination, 265,734 Common Shares issued at a value of $1.63 per share to the Representative in partial satisfaction of deferred underwriting commissions payable upon Pono’s completion of its initial business combination, 40,179 shares issued to MZHCI, LLC at a value of $3.36 per share in satisfaction of fees earned in connection with the Business Combination, 400,000 Common Shares issued to Roth Capital Partners, LLC at a value of $2.50 per share in satisfaction of fees earned in connection with the Business Combination, 15,000 Common Shares issued to Benjamins Securities in satisfaction of fees owed to them for services provided in connection with the Business Combination at $5.00 per share, and 300,000 Common Shares issued at a value of $2.26 per share and 225,000 Common Shares issued at a value of $2.85 per share to Spartan Crest Capital Corp. as consideration for fees earned in connection with continuing consulting services, (v) an aggregate of 2,921,534 Common Shares, which were received as Exchange Consideration (as defined herein) in connection with the Business Combination by certain of the Company’s insiders at a price of approximately $10.61 per share, and which were subject to six month lock-up restrictions set forth herein, (vi) an aggregate of 387,495 Common Shares issued at a value of $10.00 per share to Meteora in connection with the FPA Arrangement (as defined herein), (vii) an aggregate of 4,166,667 Common Shares issued at a value of $0.36 per share in a private placement that closed on December 19, 2024 (the “Canso Financing”), and (viii) up to 10,000,000 Common Shares issuable upon the conversion of 4,500 Series A preferred shares of the Company (the “Series A Preferred Shares”) sold in the Canso Financing; (b) the Selling Shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) of 4,500 Series A Preferred Shares issued at a price of $1,000 per share in connection with the Canso Financing; and (b) the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Shareholders and including their permitted transferees, the “Selling Securityholders”) of up to an aggregate of 565,375 Placement Warrants.

On January 12, 2024, Pono completed a series of transactions that resulted in the combination (the “Business Combination”) of Pono with Robinson Aircraft, Ltd. d/b/a Horizon Aircraft (“Horizon”) pursuant to the previously announced Business Combination Agreement (the “BCA”), dated August 15, 2023, by and among Pono, Pono Three Merger Acquisitions Corp., a British Columbia company and wholly-owned subsidiary of Pono (“Merger Sub”) and Horizon, following the approval at the extraordinary general meeting of the shareholders of Pono held on January 4, 2024 (the “Special Meeting”). On January 10, 2024, pursuant to the BCA, Pono was continued and de-registered from the Cayman Islands and redomesticated as a British Columbia company on January 11, 2024 (the “SPAC Continuation”). Pursuant to the BCA, on January 12, 2024, Merger Sub and Horizon were amalgamated under the laws of British Columbia, and Pono changed its name to New Horizon Aircraft Ltd. As consideration for the Business Combination, the Company issued to Horizon shareholders an aggregate of 9,419,084 Class A ordinary shares (the “Exchange Consideration”), including 282,573 shares that were held in escrow  for purchase price adjustments under the BCA and subsequently released from escrow pursuant to the terms of the BCA, and 754,013 shares issued to the PIPE investor or his designees, as set forth below.

Simultaneous with the closing of the Business Combination, New Horizon also completed a series of private financings, issuing and selling 200,000 Common Shares in a private placement to a PIPE investor (the “PIPE Investor”), issued 103,500 Common Shares to the Representative, in partial satisfaction of the deferred underwriting commission due from Pono’s initial public offering, and assumed options issued by Horizon to purchase 585,230 Common Shares.

On August 21, 2024, the Company closed a firm commitment underwritten public offering of units at a public offering price of $0.50 per unit, with each unit consisting of: (i) either one Common Share or one pre-funded warrant to purchase one Common Share; and (ii) one Common Warrant to purchase one Common Share at an exercise price of $0.75 per share.

On December 18, 2024, the Company entered into subscription agreements with Canso Investment Counsel Ltd., in its capacity as portfolio manager acting for and on behalf of certain accounts managed by it, Canso Select Opportunities Corporation, and GRIP Investments Limited (each a “Purchaser” and, collectively the “Purchasers”), pursuant to which the Purchasers purchased an aggregate of 4,166,667 Common Shares at a price of $0.36 per share, and an aggregate of 4,500 Series A Preferred Shares of the Company at a price of $1,000 per share (the “Canso Financing”). The Series A Preferred Shares are convertible, at the option of the holder and without additional consideration, into Common Shares on a one for 2222.222222 basis. The Canso Financing closed on December 19, 2024.

As described herein, the Selling Securityholders named in this prospectus or their permitted transferees, may resell from time to time up to 24,729,606 Common Shares, 4,500 Series A Preferred Shares and 565,375 Warrants. We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of our Common Shares or Warrants, except with respect to amounts received by us upon the exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Common Shares or Warrants. See section entitled “Plan of Distribution” beginning on page 17 of this prospectus.

We believe the likelihood that the warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A ordinary shares. If the market price for our Class A ordinary shares is less than the exercise price of the Warrants, subject to adjustment as described herein, we believe such holders will be unlikely to exercise their Warrants, as applicable. For additional information, see the section entitled “Risks Factors.”

The Common Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Class A ordinary shares. The number of shares being registered in this prospectus (which include shares issuable upon exercise of the Warrants) represents approximately 128.1% of the total Class A ordinary shares outstanding as of March 28, 2025. In addition, the securities beneficially owned by the Sponsor represent approximately 17.9% of the total Class A ordinary shares outstanding, and this holder will have the ability to sell all of its shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Class A ordinary shares.

In addition, some of the shares being registered for resale were acquired by the Selling Securityholders for nominal consideration  or purchased for prices considerably below the Business Combination price and the current market price of the Class A ordinary shares. Even though the current market price is significantly below the price at the time of the Pono IPO, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. In particular, the Sponsor may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above, to the extent they acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the last reported sale price of Class A ordinary shares referenced below, shares acquired for less than such last reported sale price, the Selling Securityholders may experience potential profit up to $0.58 per share.

Our Common Shares and our Public Warrants are listed on the Nasdaq Capital Market under the symbols “HOVR” and “HOVRW,” respectively. On March 27, 2025, the closing price of our Common Shares was $0.55 and the closing price for our Public Warrants was $0.03.

All amounts are in United States dollars (“USD”) unless specifically noted otherwise.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Common Shares and Warrants is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the Common Shares issuable upon the exercise of Warrants. We will receive the proceeds from any exercise of the Warrants for cash. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by the Selling Securityholders. Each time we offer the securities, we and the Selling Securityholders will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein as described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making a decision to invest in our securities.

You should rely only on the information set forth in or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making a decision to invest in our securities. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms “we,” “us,” “our” or “New Horizon” refer to New Horizon Aircraft Ltd., a British Columbia company, and its consolidated subsidiaries. In addition, in this prospectus:

“2023 Equity Incentive Plan” means the New Horizon Aircraft Ltd. 2023 Equity Incentive Plan, as amended.

“Amalgamation” means the amalgamation of Merger Sub and Horizon pursuant to the BCBCA.

“August Offering” means the underwritten public offering of the Company that closed on August 21, 2024

“BCA” or “Business Combination Agreement” means the Business Combination Agreement, dated August 15, 2023, by and among Pono, Merger Sub and Horizon.

“BCBCA” means the Business Corporations Act (British Columbia), as now in effect and as it may be amended from time to time.

“Board” means the board of directors of New Horizon.

“Business Combination” means the Amalgamation, and the other transactions contemplated by the BCA.

“Canso Financing” means the private placement of the Company that closed on December 19, 2024.

“Class A ordinary shares” means the Class A ordinary shares, no par value, of New Horizon.

“Class B ordinary shares” means the Class B ordinary shares, no par value, of New Horizon.

“Closing” means the closing of the Business Combination, which was completed on January 12, 2024.

“Code” means the United States Internal Revenue Code, as amended.

“Common Shares” means the Class A ordinary shares of New Horizon.

“Common Warrants” means the warrants issued on August 21, 2024, in the August Offering. Each whole Common Warrant entitles the holder thereof to purchase one Class A ordinary share for $0.75 per share.

“Continental” means Continental Stock Transfer & Trust Company, the transfer agent.

“Effective Time” means the effective time of the Amalgamation in accordance with the BCBCA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Founder Shares” means the 4,935,622 Common Shares, which were automatically converted at Closing from Class B ordinary shares owned by the Sponsor and Pono’s directors.

“FPA Arrangement” means the FPA and the FPA Funding Amount Subscription Agreement, and the transactions contemplated thereby.

“FPA” means the forward purchase agreement, dated August 15, 2023 (as amended by the forward purchase agreement confirmation amendment, dated February 14, 2024, and subsequently terminated on November 1, 2024, pursuant to the mutual termination agreement), by and between the Company and Meteora.

“FPA Funding Amount Subscription Agreement” means the subscription agreement, dated August 15, 2023, by and between the Company and Meteora.

“Horizon” means Robinson Aircraft Ltd.

“Horizon Common Shares” means the Class A Common Shares without par value in the authorized share structure of Horizon, the Class B Common Shares without par value in the authorized share structure of Horizon, and the Class C Common Shares without par value in the authorized share structure of Horizon.

“Horizon shareholders” refers to holders of shares of Horizon as of the time immediately before the Effective Time.

“Merger Sub” means Pono Three Merger Acquisitions Corp., a British Columbia company and a wholly-owned subsidiary of Pono.

“Meteora” means collectively, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP and Meteora Strategic Capital.

“Ordinary Shares” means any of the New Horizon ordinary shares.

“Placement Shares” means the Pono Class A ordinary shares included within the Placement Units;

“Placement Units” means 563,375 units issued to the Sponsor in the Private Placement. Each Placement Unit consisted of one Placement Share and one Placement Warrant.

“Placement Warrant” means the warrants included within the Placement Units. Each Placement Warrant entitles the holder thereof to purchase one Pono Class A ordinary share for $11.50 per share.

“Pono” means Pono Capital Three, Inc., which continued from a Cayman Island exempted company to a British Columbia company pursuant to the SPAC Continuance and was renamed “New Horizon Aircraft Ltd.” in connection with the Closing.

“Pono Charter” or “Charter” means Pono’s second amended and restated memorandum and articles of association, dated February 9, 2023.

“Pono IPO,” “IPO” or “Initial Public Offering” means Pono’s initial public offering that was consummated on February 14, 2023.

“Pono IPO Prospectus” means the final prospectus of Pono, dated as of February 9, 2023, and filed with the SEC pursuant to Rule 424(b) under the Securities Act on February 10, 2023 (File No. 333-268283).

“Pono ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of Pono and the Class B ordinary shares, par value $0.0001 per share, of Pono, prior to the Closing.

“Pono Shareholders Meeting” means the extraordinary general meeting of the shareholders of Pono, which was held virtually at 10:00 a.m., Pacific Time, on January 4, 2024.

“Private Placement” means the private placement consummated simultaneously with the Pono IPO in which Pono issued to the Sponsor the Placement Units.

“Public Shares” means Class A ordinary shares included in the Public Units and Class A ordinary shares underlying the Public Warrants.

“Public Units” means units issued in the Pono IPO, including any over-allotment securities acquired by Pono’s underwriters, consisting of one Public Share and one Public Warrant.

“Public Warrants” means warrants underlying the Public Units issued in the Pono IPO. Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share for $11.50 per share.

“Redemption” means the right of the holders of Class A ordinary shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus and the Pono Charter.

“Representative” means EF Hutton LLC, the representative of the underwriters in Pono’s IPO.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means the Common Shares and Warrants.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Preferred Shares” means the 4,500 Series A preferred shares of the Company sold at a price of $1,000 per share in the Canso Financing.

“Sponsor” means Mehana Capital LLC.

“Trust Account” means the trust account of Pono, which holds the net proceeds of the Pono IPO, including from over-allotment securities sold by Pono’s underwriters, and the sale of the Placement Units, together with interest earned thereon, less amounts released to pay tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to redemptions.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“Units” means units consisting of a Class A ordinary share and a warrant to purchase a Class A ordinary share, sold together as a unit in the Pono IPO (the “Public Units”) or in the private placement that occurred simultaneously with the consummation of the Pono IPO (the “Placement Units”).

“Warrant Agreement” means the Warrant Agreement, dated February 9, 2023, by and between Pono and Continental Stock Transfer & Trust Company.

“Warrants” means any of the Public Warrants, the Placement Warrants and the Common Warrants.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Shares or Warrants. You should read this entire prospectus carefully, including any prospectus supplement and the matters discussed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included in or incorporated by reference in this prospectus before making an investment decision.

The Company

We are an advanced aerospace Original Equipment Manufacturer (“OEM”) that is designing and aiming to build a next generation hybrid electric Vertical Takeoff and Landing (“eVTOL”) aircraft for the Regional Air Mobility (“RAM”) market. Its unique aircraft will offer a more efficient way to move people and goods at a regional scale (i.e., from 50 to 500 miles), help to connect remote communities, and will advance our ability to deal with an increasing number of climate related natural disasters such as wildfires, floods, or droughts.

We aim to deliver a hybrid electric 7-seat aircraft, called the Cavorite X7, that can take off and land vertically like a helicopter. However, unlike a traditional helicopter, for the majority of its flight it will return to a configuration much like a traditional aircraft. This would allow the Cavorite X7 to fly faster, farther, and operate more efficiently than a traditional helicopter. Expected to travel at speeds up to 250 miles per hour at a range over 500 miles, we believe that this aircraft will be a disruptive force to RAM travel.

The Background

On January 12, 2024, Pono Capital Three, Inc. (“Pono”) completed a series of transactions that resulted in the combination (the “Business Combination”) of Pono with Robinson Aircraft, Ltd. d/b/a Horizon Aircraft (“Horizon”) pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated August 15, 2023, by and among Pono, Pono Three Merger Acquisitions Corp., a British Columbia company and wholly-owned subsidiary of Pono (“Merger Sub”) and Horizon, following the approval at the extraordinary general meeting of the shareholders of Pono held on January 4, 2024 (the “Special Meeting”). On January 10, 2024, pursuant to the Business Combination Agreement, Pono was continued and de-registered from the Cayman Islands and redomiciled as a British Columbia company on January 11, 2024 (the “SPAC Continuance”). Pursuant to the Business Combination Agreement, on January 12, 2024, Merger Sub and Horizon were amalgamated under the laws of British Columbia, and Pono changed its name to New Horizon Aircraft Ltd. As consideration for the Business Combination, the Company issued to Horizon shareholders an aggregate of 9,419,084 Class A ordinary shares (the “Exchange Consideration”), including 282,573 shares held in escrow for any purchase price adjustments under the BCA, and 754,013 shares issued to the PIPE investor or his designees, as set forth below.

Simultaneous with the closing of the Business Combination, New Horizon also completed a series of private financings, issuing and selling 200,000 Common Shares in a private placement to a PIPE investor (the “PIPE Investor”), issued 103,500 Common Shares to the Representative, in partial satisfaction of the deferred underwriting commission due from Pono’s initial public offering, and assumed options issued by Horizon to purchase 585,230 Common Shares.

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “HOVR.” On March 27, 2025, the closing price of our Common Shares was $0.55. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “HOVRW.” On March 27, 2025, the closing price of our Public Warrants was $0.03.

The rights of holders of our Common Shares are governed by our articles (the “Articles”) and the Business Corporations Act (British Columbia) (the “BCBCA”). See the section entitled “Description of Capital Stock.”

Nasdaq Listing Compliance

On July 19, 2024, Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it was not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), which requires the Company’s Class A ordinary shares to maintain a minimum bid price of $1.00 per share. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a compliance period of 180 calendar days, or until January 15, 2025, to regain compliance with the Bid Price Rule. On January 22, 2025, the Company received written notification from Nasdaq that the Nasdaq Qualifications Listing Staff (the “Staff”) had granted the Company an additional 180 calendar days, or until July 14, 2025 (the “Second Compliance Period”), to regain compliance with the Bid Price Rule. If at any time during the Second Compliance Period, the closing bid price of the Class A ordinary shares is at least $1.00 per share for a minimum of ten (10) consecutive business days, Nasdaq will provide the Company with written confirmation of compliance with the Bid Price Rule and the matter will be closed.

The notice from Nasdaq had no immediate effect on the listing of the Company’s Class A ordinary shares, and its Class A ordinary shares will continue to be listed on the Nasdaq Capital Market under the symbol “HOVR”. While there can be no assurance that the Company will regain compliance with the Bid Price Rule, the Company expects to cure this deficiency within the Second Compliance Period.

On August 28, 2024, New Horizon Aircraft Ltd. (the “Company”) was notified by Nasdaq that the Company had failed to maintain a net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years required for continued listing under Nasdaq Listing Rule 5550(b)(3) (the “Net Income Standard”). The Staff notified the Company that it also did not meet the alternative continued listing standards under Nasdaq Listing Rule 5550(b)(2) (the “Market Value of Listed Securities Standard,” which requires the market value of the Company’s listed securities be at least $35 million) or Nasdaq Listing Rule 5550(b)(1) (the “Equity Standard,” which requires the Company to maintain stockholders’ equity of at least $2.5 million) (the Net Income Standard, the Market Value of Listed Securities Standard, and the Equity Standard, collectively the “Continued Listing Standards”). The Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Staff’s determination, which took place on December 12, 2024.

On January 24, 2025, the Company received a letter from the Nasdaq Office of General Counsel confirming the decision of the Panel that the Company had regained compliance with the Continued Listing standards by demonstrating compliance with the Equity Standard and that the matter is closed. Pursuant to Nasdaq Listing Rule 5815(d)(4)(B), the Company will be subject to a panel monitor for a period of one year from the date of the letter.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may benefit from specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from any requirement of the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may benefit from these exemptions until December 31, 2025, or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) May 31, 2029; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may choose to benefit from some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

We are also a “smaller reporting company,” as defined in Rule 12b-2 promulgated under the Exchange Act. We may continue to be a smaller reporting company if either (1) the market value of our stock held by non-affiliates is less than $250 million or (2) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Corporate Information

The Company’s principal executive offices are located at 3187 Highway 35, Lindsay, Ontario, K9V 4R1, and telephone number is (613) 866-1935.

THE OFFERING

Issuer	New Horizon Aircraft Ltd.

Common Shares offered by us	15,275,375 Common Shares issuable upon exercise of the Warrants

Common Warrants offered by us	3,210,000 Common Warrants.

Common Shares Offered by the Selling Securityholders	Up to 24,729,606 Common Shares.

Series A Preferred Shares offered by the Selling Securityholders	Up to 4,500 Series A Preferred Shares.

Warrants Offered by the Selling Securityholders	Up to 565,375 Warrants.

Exercise Price of Warrants	The exercise price of the Public Warrants and Placement Warrants is $11.50 per share, subject to adjustment as defined herein. The exercise price of the Common Warrants is $0.75 per share, subject to adjustment as defined herein.

Shares Outstanding Prior to Exercise of All Warrants as of March 28, 2025	31,230,914 shares.

Shares Outstanding Assuming Exercise of All Warrants as of March 28, 2025	46,506,289 shares.

Use of Proceeds	We will not receive any proceeds from the sale of Common Shares or Warrants by the Selling Securityholders. We would receive up to an aggregate of approximately $141.2 million from the exercise of the warrants, assuming the exercise in full of all of such warrants for cash, however, it is not certain how many warrants would be exercised for cash or if at all. We expect to use the net proceeds from the exercise of any warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A ordinary shares. If the market price for our Class A ordinary shares is less than the exercise price of the Warrants, we believe such holders will be unlikely to exercise their Warrants. See “Use of Proceeds.”

Market for Common Shares and Public Warrants.	Our Common Shares and our Public Warrants are listed on the Nasdaq Capital Market under the symbols “HOVR” and “HOVRW,” respectively. There is no established trading market for the Common Warrants or Series A Preferred Shares in this offering, and we do not expect a trading market to develop. We do not intend to list the Common Warrants or Series A Preferred Shares on any securities exchange or other trading market. Without a trading market, the liquidity of the Common Warrants and Series A Preferred Shares will be extremely limited.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, unless otherwise indicated, the number of Common Shares outstanding as of March 28, 2025 and the other information based thereon:

●	Does not reflect 2,670,919 Common Shares reserved for issuance under our 2023 Equity Incentive Plan;

●	Does not reflect 2,205,227 Common Shares issuable upon the exercise of outstanding options at a weighted average exercise price of $0.59 per share;

●	Does not reflect 335,000 performance share units (the “PSUs”) issuable upon achievement of 100% Total Shareholder Return (as defined in the PSU award agreement);

●	Does not reflect the exercise of Warrants to purchase up to 14,443,305 Common Shares;

●	Does not reflect the exercise of Common Warrants to purchase up to 3,210,000 Common Shares at an exercise price of $0.75 per share; and

●	Does not reflect the issuance of 10,000,000 Common Shares issuable upon the conversion of 4,500 Series A Preferred Shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and review the risk factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, the risk factors discussed under the caption “Risk Factors” in any accompanying prospectus supplement, and any risk factors discussed in our other filings with the SEC which are incorporated by reference into this prospectus and any accompanying prospectus supplement before investing in our securities. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also materially and adversely affect us. If any of the risks or uncertainties described in our most recent Annual Report on Form 10-K, any accompanying prospectus supplement or our other filings with the SEC or if any additional risks and uncertainties actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any documents we incorporate by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and the documents incorporated by reference herein, including, without limitation, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Our Business.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of our management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated.

All subsequent written and oral forward-looking statements concerning matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All of the Common Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $141.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Company expects to use the net proceeds from the exercise such warrants for other general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such warrants will decrease. See “Description of Capital Stock” for additional information regarding the warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Common Shares. If the market price for our Common Shares is less than the applicable exercise price of the Warrants, subject to adjustment as described herein, we believe such holders will be unlikely to exercise their Warrants.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Shares. Pursuant to the Registration Rights Agreement, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DESCRIPTION OF SECURITIES

The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Articles. We urge you to read the full text of the Articles for a complete description of the rights and preferences of our securities.

We exist under the laws of the Province of British Columbia, Canada, and our affairs are governed by our Articles, as amended and restated from time to time, and the Business Corporations Act (British Columbia), which we refer to as the “BCBCA.” Pursuant to the Articles, our authorized share structure consists of an unlimited number of Class A ordinary shares without par value, an unlimited number of Class B ordinary shares without par value, and an unlimited number of preferred shares without par value (the “Preferred Shares”).

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles.

Ordinary Shares

Holders of Ordinary Shares are entitled to receive notice of and to attend any meetings of shareholders of New Horizon and at any meetings of shareholders to cast one vote for each such Ordinary Share held. Holders of Ordinary Shares do not have cumulative voting rights. Save and except for certain conversion rights, as described below, the rights attaching to all Ordinary Shares rank pari passu in all respects, and the Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters. A simple majority of votes cast on a resolution is required to pass an ordinary resolution; however, if the resolution is a special resolution, two-thirds of the votes cast on the special resolution are required to pass it.

Holders of Class A ordinary shares are entitled, except as otherwise provided by law, to receive notice of, attend, and vote at all meetings of the shareholders of the Company, with each Class A ordinary share carrying one vote. With respect to dividends, each holder of a Class A ordinary share will be entitled, subject to the special rights and restrictions attached to any other class or series of shares, to receive such dividends, if any, as may be declared by the Board at its sole discretion. Any dividends declared will be paid out of funds or other property legally available for the payment of dividends. Upon the liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, or upon any other distribution of the Company’s assets for the purpose of winding-up its affairs, the holders of Class A ordinary shares will be entitled, after payment of all liabilities and subject to the special rights and restrictions attaching to any other class or series of shares, to receive the remaining property and assets of the Company.

Unless specified in the Articles or as required by applicable provisions of the BCBCA, an ordinary resolution is required to approve any matter voted on by our shareholders. Approval of certain actions will require a special resolution; such actions include altering the authorized share structure, creating special rights or restrictions for the shares or any class or series of shares, and varying or deleting any special rights or restrictions attached to the shares of any class or series of shares.

Our Board will be divided into three staggered classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. Holders of Ordinary Shares are entitled to receive dividends as and when declared by the Board at its discretion from funds legally available therefor and to receive a pro rata share of the assets of New Horizon available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of New Horizon after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attached to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Ordinary Shares with respect to dividends or liquidation. There are no pre-emptive, subscription, conversion or redemption rights attached to the Ordinary Shares, nor do they contain any sinking or purchase fund provisions.

Preferred Shares

The Preferred Shares will have certain special rights and restrictions attached thereto. The Preferred Shares may include one or more series of shares. Subject to the BCBCA, the Board will, from time to time, be authorized by resolution, provided that no Preferred Shares of a particular series are issued, to alter the Articles and authorize the alteration of the Notice of Articles of the Company, as necessary, in order to: (a) determine the maximum number of shares of any particular series of Preferred Shares that the Company is authorized to issue, determine that there will be no maximum number, or alter any previous determination in relation to the maximum number; (b) create an identifying name by which shares of any series of Preferred Shares may be identified or alter any identifying name created for those shares; and (c) attach special rights or restrictions to any series of Preferred Shares, including, but not limited to, the rate or amount of dividends (whether cumulative, non-cumulative, or partially cumulative), dates and places of payment, the consideration and terms of any purchase for cancellation or redemption (including redemption after a fixed term or at a premium), conversion or exchange rights, terms of any share purchase plan or sinking fund, restrictions on dividend payment or capital repayment for other shares of the Company, and voting rights and restrictions. No special right or restriction attached to any series of Preferred Shares will conflict with the provisions outlined below.

In the event of liquidation, winding-up, or dissolution of the Company, whether voluntary or involuntary, or any other distribution of the Company’s assets for the purpose of winding-up its affairs, holders of Preferred Shares will be entitled to receive, before any distribution is made to holders of Class A ordinary shares or any other shares ranking junior to the Preferred Shares with respect to asset distribution, the redemption amount for each Preferred Share held, along with any fixed premium, accrued and unpaid cumulative dividends calculated on a day-to-day basis up to the distribution date (whether or not declared), and any declared and unpaid non-cumulative dividends. After such payments to holders of Preferred Shares, they will not be entitled to any further distribution of the Company’s assets except as specifically provided in the special rights and restrictions attached to any series of Preferred Shares.

Except for rights relating to the election of directors in cases of dividend payment default, as may be attached to any series of Preferred Shares by the directors, holders of Preferred Shares will not be entitled to receive notice of, attend, or vote at any general meeting of the Company’s shareholders.

Series A Preferred Shares

Subject to the BCBCA, the holders of Series A Preferred Shares are entitled to receive, as and when declared by the directors of the Company, but always in preference and priority to any payment of dividends on the Common Shares and on any other shares of the Company ranking junior to the Series A Preferred Shares with respect to dividends, dividends payable on such date or dates as may from time to time be determined by the directors.

Upon the occurrence of a liquidation, winding-up or dissolution of the Company whether voluntary or involuntary, or any other distribution of the Company’s assets among its shareholders for the purpose of winding up its affairs, the holders are entitled pari passu, in preference to the rights of holders of the Common Shares or any shares of a class ranking junior to the Series A Preferred Shares, to be paid out of the assets of the Company available for distribution to holders of the Company’s capital, an amount equal to $1,000 for each Series A Preferred Share.

The Series A Preferred Shares are convertible, at the option of the holder and without payment of additional consideration, into Common Shares on a one for 2222.222222 basis. Pursuant to the amendment to the Subscription Agreement, dated January 10, 2024, the Company could not issue upon conversion of the Series A Preferred Shares, any Common Shares if the issuance of such Common Shares would exceed the aggregate number of Common Shares the Company may issue upon conversion of the Series A Preferred Shares without breaching the Company’s obligation under Nasdaq Listing Rule 5635 and any other applicable rules of the Nasdaq Stock Market, prior to obtaining shareholder approval. On February 25, 2025, the Company obtained shareholder approval for the full issuance of the Common Shares underlying the Series A Preferred Shares.

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole Public Warrant may be exercised at a given time by a warrant holder.

The Public Warrant will expire at 5:00 p.m., New York City time, on January 12, 2029, or earlier upon redemption or liquidation.

New Horizon will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrant is then effective and a current prospectus relating thereto is current, subject to New Horizon satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable, and New Horizon will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the Class A ordinary shares and Public Warrants underlying such unit.

On May 10, 2024 and October 2, 2024, a registration statement on Form S-1 was declared effective, which covers, and the registration statement to which this prospectus forms a part, once effective, will cover, the Common Share issuable upon exercise of the Public Warrants. We intend to maintain a current prospectus relating to those Common Shares until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement. During any period when we shall have failed to maintain an effective registration statement, warrant holders may exercise the Public Warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A ordinary shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value.

The “fair market value” for this purpose shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call the Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A ordinary shares is increased by a stock dividend payable in Class A ordinary shares, or by a split-up of Class A ordinary shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a stock dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one (1) minus the quotient of (x) the price per Class A ordinary shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other shares of our capital shares into which the warrants are convertible), other than as described above, or certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary shares in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event.

However, if less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pono. You should review a copy of the Warrant Agreement, which has been filed by the Company with the SEC, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Public Warrants and the warrant agreement set forth in this prospectus, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Horizon, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Placement Warrants

The Placement Warrants are identical to the Public Warrants except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they may be exercised by the holders on a cashless basis and (iii) the holders thereof (including with respect to Class A ordinary shares issuable upon exercise of such Placement Warrants) are entitled to registration rights.

Common Warrants

In connection with the public offering that closed on August 21, 2024, the Company issued common warrants (the “Common Warrants”), with each Common Warrant representing the right to purchase one Common Share at an exercise price of $0.75 per share. The Common Warrants were immediately exercisable on the date of issuance and expire on August 21, 2029. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares. No fractional Common Share will be issued in connection with the exercise of a Common Warrant.

If a registration statement registering the issuance of the Common Shares underlying the Common Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Common Warrants.

A holder will not have the right to exercise any portion of the Common Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

In the event of a fundamental transaction, as described in the Common Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Shares, the holders of the Common Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Common Warrant, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the remaining unexercised portion of the warrants on the date of consummation of such fundamental transaction.

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of our Common Shares, the holder of a Common Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the holder exercises the warrant.

Transfer Agent

The transfer agent for our Class A ordinary shares is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Our Class A ordinary shares and Public Warrants are listed on the Nasdaq Capital Market under the symbols “HOVR” and “HOVRW.”

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the Common Shares, Series A Preferred Shares or Warrants being offered for resale by this prospectus, which consist of:

●	200,000 Common Shares, issued in a private placement to the PIPE Investor pursuant to the terms of the Subscription Agreement in connection with the Business Combination;

●	an aggregate of 5,600,997 Common Shares held by the Sponsor, consisting of 4,935,622 Founders Shares, 565,375 Placement Shares, and 100,000 Incentive Shares received in connection with the PIPE Financing;

●	an aggregate of 472,734 Common Shares issued to the Representative, 103,500 of which were issued as Representative Shares in connection with the Pono IPO, 103,500 of which were issued at Closing in partial satisfaction of deferred underwriting commissions incurred in connection with the Pono IPO and 265,734 of which were issued after Closing in partial satisfaction of deferred underwriting commissions incurred in connection with the Pono IPO;

●	an aggregate of 967,674 Common Shares issued to third parties in connection with the closing of the Business Combination and transactions related to the Business Combination;

●	an aggregate of 2,921,534 Common Shares, which were received as Exchange Consideration in connection with the Business Combination by certain of the Company’s insiders at a price of approximately $10.61 per share, and which are subject to six month lock-up restrictions set forth herein;

●	an aggregate of 4,166,667 Common Shares, which were purchased in the Canso Financing at a price of $0.36 per share;

●	up to an aggregate of 10,000,000 Common Shares issuable upon the conversion of the Series A Preferred Shares that were purchased in the Canso Financing;

●	an aggregate of 4,500 Series A Preferred Shares, which were purchased in the Canso Financing at a price of $1,000 per share; and

●	an aggregate of 565,375 Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the Common Shares, Series A Preferred Shares and Warrants set forth in the table below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the Common Shares, Series A Preferred Shares or Warrants after the date of this prospectus.

The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Common Shares, Series A Preferred Shares and Warrants of each Selling Securityholder, the number of Common Shares, Series A Preferred Shares or Warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. The immediately following table also sets forth the percentage of Common Shares, Series A Preferred Shares or Warrants beneficially owned by a Selling Securityholder after giving effect to the sale by the Selling Securityholder of all securities being offered hereby, based on 31,230,914 Common Shares outstanding as of March 28, 2025. The Common Shares issuable upon exercise of the Warrants are not included in the table below as the table assumes the Warrants are sold in the offering prior to their exercise by the applicable Selling Securityholder. The following table does not include Public Warrants, Common Warrants or the primary issuance of Common Shares underlying the Public Warrants and Common Warrants.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Shares, Series A Preferred Shares or Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of March 28, 2025, concerning the Common Shares, Series A Preferred Shares and Warrants that may be offered from time to time by each Selling Securityholder with this prospectus. For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these Common Shares, Series A Preferred Shares and Warrants.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o New Horizon Aircraft Ltd., 3187 Highway 35, Lindsay, Ontario, K9V 4R1.

Common Shares and Placement Warrants

Name of Selling Securityholder	Number of Common Shares Owned Prior to the Offering	Number of Warrants Owned Prior to the Offering	Maximum Number of Common Shares To Be Sold Pursuant to this Prospectus	Maximum Number of Warrants To Be Sold Pursuant to this Prospectus	Number of Common Shares Owned After the Offering	%(1)	Number of Warrants Owned After the Offering	%
Mehana Capital LLC(2)	5,600,997	565,375	5,600,977	565,375	—	—	—	—
EF Hutton LLC(3)	472,734	—	472,734	—	—	—	—	—
Kotaro Chiba(4)	200,000	—	200,000	—	—	—	—	—
Robinson Family Ventures(5)	2,395,633	—	2,395,633	—	—	—	—	—
Jason O’Neill(6)	243,461	—	243,461	—	—	—	—	—
Stewart Lee(7)	258,471	—	258,471	—	—	—	—	—
E. Brian Robinson(8)	23,969	—	23,969	—	—	—	—	—
Benjamins Securities, Inc.(9)	15,000	—	15,000	—	—	—	—	—
MZHCI, LLC(10)	40,179	—	40,179	—	—	—	—	—
Roth Capital Partners, LLC(11)	400,000	—	400,000	—	—	—	—	—
Spartan Crest Capital Corp.(12)	525,000	—	300,000	—	—	—	—	—
Meteora Select Trading Opportunities Master, LP(13)	154,494	—	154,494	—	—	—	—	—
Meteora Capital Partners, LP(13)	172,552	—	172,552	—	—	—	—	—
Meteora Strategic Capital, LLC(13)	60,449	—	60,449	—	—	—	—	—
The Canso Fund(14)	790,644	—	698,944	—	91,700	*	—	—
Lysander-Canso Aviation & Space Fund(15)	310,641	—	299,484	—	11,157	*	—	—
GRIP Investments Limited(16)	1,613,386	—	1,426,255	—	187,131	*	—	—
Canso Technology Value Fund LP(17)	96,286	—	88,579	—	7,707	*	—	—
Canso Technology Value Fund(18)	96,256	—	88,133	—	8,123	*	—	—
Canso Strategic Credit Fund(19)	7,809,570	—	7,133,502	—	676,068	2.2	—	—
Canso Select Opportunities Corporation(20)	780,108	—	714,239	—	65,869	*	—	—
Canso Salvage Fund(21)	4,205,029	—	3,717,528	—	487,501	1.6	—	—

Series A Preferred Shares

Name of Selling Securityholder	Series A Preferred Shares Beneficially Owned Prior to this Offering	Maximum Number of Series A Preferred Shares To Be Sold Pursuant to this Prospectus	Series A Preferred Shares Beneficially Owned After this Offering	%
The Canso Fund	222	222	—	—
Lysander-Canso Aviation & Space Fund	95	95	—	—
GRIP Investments Limited	453	453	—	—
Canso Technology Value Fund LP	28	28	—	—
Canso Technology Value Fund	28	28	—	—
Canso Strategic Credit Fund	2,266	2,266	—	—
Canso Select Opportunities Corporation	227	227	—	—
Canso Salvage Fund	1,181	1,181	—	—

*	Less than 1%.

(1)	The percentage of beneficial ownership after this offering is calculated based on 16,974,523 Common Shares outstanding as of the date of this prospectus. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Mehana Capital LLC is Sponsor of Pono Capital Three, Inc., our predecessor company. Trisha Nomura, our director, and certain former officers and directors of Pono may have a pecuniary interest in Mehana Capital LLC. Consists of 4,935,622 Founders Shares, 565,375 Placement Shares, and 100,000 Incentive Shares received in connection with the PIPE Financing.

(3)	EF Hutton LLC was the underwriter in Pono’s initial public offering. Consists of 103,500 Representative Shares received in connection with the IPO, 103,500 Common Shares issued at Closing in partial satisfaction of deferred underwriting commissions and 265,734 Common Shares issued after closing in partial satisfaction of deferred underwriting commissions. EF Hutton’s address is 590 Madison Ave, 39th Floor, New York, NY, 10022.

(4)	Consists of 200,000 Common Shares purchased in the PIPE Financing. Chiba-san was a director of Pono until consummation of the Business Combination.

(5)	Brandon Robinson, our CEO, and Brian Robinson, our Chief Engineer, are the directors of Robinson Family Ventures Inc. Brandon Robinson and Brian Robinson may each be deemed to share beneficial ownership of the securities held of record by Robinson Family Ventures Inc. Each of Brandon Robinson and Brian Robinson disclaims any such beneficial ownership except to the extent of his pecuniary interest.

(6)	Jason O’Neill is our Chief Operating Officer.

(7)	Stewart Lee is our Head of People & Strategy.

(8)	E. Brian Robinson was our Chief Engineer and is a named executive officer.

(9)	Consists of 15,000 Common Shares issued to Benjamins Securities, Inc. in satisfaction of fees due for services provided in connection with the Business Combination.

(10)	Consists of 40,179 Common Shares issued to MZHCI, LLC in satisfaction of fees due for services provided in connection with the Business Combination.

(11)	Consists of 400,000 Common Shares issued to Roth Capital Partners, LLC in satisfaction of fees due for services provided in connection with the Business Combination.

(12)	Consists of 300,000 Common Shares issued to Spartan Crest Capital Corp. as consideration for fees earned in connection with continuing consulting services.

(13)	Consists of 154,494 Common Shares issued to Meteora Select Trading Opportunities Master, LP, 172,552 Common Shares issued to Meteora Capital Partners, LP, and 60,449 Common Shares issued to Meteora Strategic Capital, LLC in connection with the FPA Arrangement.

(14)	Consists of 205,611 Common Shares issued to The Canso Fund and 493,333 Common Shares issuable upon the conversion of 222 Series A Preferred Shares. The Canso Fund’s address is 100 York Boulevard, Suite 550, Richmond Hill, Ontario, Canada, L4B1J8.

(15)	Consists of 88,373 Common Shares issued to Lysander-Canso Aviation & Space Fund and 211,111 Common Shares issuable upon the conversion of 95 Series A Preferred Shares. Lysander-Canso Aviation & Space Fund’s address is 100 York Boulevard, Suite 550, Richmond Hill, Ontario, Canada, L4B1J8.

(16)	Consists of 419,589 Common Shares issued to GRIP Investments Limited and 1,006,666 Common Shares issuable upon the conversion of 453 Series A Preferred Shares. GRIP Investments Limited’s address is 100 York Boulevard, Suite 550, Richmond Hill, Ontario, Canada, L4B1J8.

(17)	Consists of 26,357 Common Shares issued to Canso Technology Value Fund LP and 62,222 Common Shares issuable upon the conversion of 28 Series A Preferred Shares. Canso Technology Value Fund LP’s address is 100 York Boulevard, Suite 550, Richmond Hill, Ontario, Canada, L4B1J8.

(18)	Consists of 25,911 Common Shares issued to Canso Technology Value Fund and 62,222 Common Shares issuable upon the conversion of 28 Series A Preferred Shares. Canso Technology Value Fund’s address is 100 York Boulevard, Suite 550, Richmond Hill, Ontario, Canada, L4B1J8.

(19)	Consists of 2,097,947 Common Shares issued to Canso Strategic Credit Fund and 5,035,555 Common Shares issuable upon the conversion of 2,266 Series A Preferred Shares. Canso Strategic Credit Fund’s address is 100 York Boulevard, Suite 550, Richmond Hill, Ontario, Canada, L4B1J8.

(20)	Consists of 209,795 Common Shares issued to Canso Select Opportunities Corporation and 504,444 Common Shares issuable upon the conversion of 227 Series A Preferred Shares. Canso Select Opportunities Corporation’s address is 100 York Boulevard, Suite 550, Richmond Hill, Ontario, Canada, L4B1J8.

(21)	Consists of 1,093,084 Common Shares issued to Canso Salvage Fund and 2,624,444 Common Shares issuable upon the conversion of 1,181 Series A Preferred Shares. Canso Salvage Fund’s address is 100 York Boulevard, Suite 550, Richmond Hill, Ontario, Canada, L4B1J8.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits subscribers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions; or (iii) it has been two years from the Closing Date. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus has been passed upon for us by Gowlings WLG. Certain matters regarding the warrants, certain U.S. federal securities laws and material United States federal income tax consequences of the offering have been passed upon for us by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

EXPERTS

The financial statements of Horizon as of May 31, 2024, and for the year ended May 31, 2024, included or incorporated by reference in this prospectus and registration statement have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, and included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The financial statements of Robinson Aircraft, ULC as of May 31, 2023 and for the year ended May 31, 2023, included or incorporated by reference in this prospectus and registration statement have been audited by Fruci & Associates II, PLLC, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, and included or incorporated by reference in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered in this prospectus, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.horizonaircraft.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Because we are incorporating by reference future filings with the SEC, this prospectus and the accompanying prospectus supplement are continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus and the accompanying prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, the accompanying prospectus supplement or in any document previously incorporated by reference have been modified or superseded. Our periodic reports are filed with the SEC under SEC File Number 001-41607.

We hereby incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the year ended May 31, 2024, filed with the SEC on August 15, 2024, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on March 17, 2025;

●	our Quarterly Reports on Form 10-Q for the quarter ended August 31, 2024, and November 30, 2024, filed with the SEC on October 10, 2024 and January 14, 2025, respectively;

●	our Current Reports on Form 8-K filed with the SEC on July 23, 2024, August 20, 2024, September 4, 2024, September 5, 2024, October 17, 2024, November 7, 2024, December 20, 2024, January 13, 2025, January 27, 2025 and February 26, 2025, in each case only to the extent filed and not furnished; and

●	the description of our securities contained in Exhibit 4.3 to Amendment No. 1 on Form 10-K/A filed with the SEC on March 17, 2025.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, until the offering of the securities offered hereby is terminated or completed, shall be deemed to be incorporated by reference into this prospectus.

Unless specifically stated to the contrary, none of the information that we may furnish to the SEC under Items 2.02 and 7.01 of any Current Report on Form 8-K, including any related exhibits under Item 9.01, will be incorporated by reference into, or otherwise included in, this Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Investor Relations
New Horizon Aircraft Ltd.
3187 Highway 35
Lindsay, Ontario, K9V 4R1
(613) 866-1935
IR@horizonaircraft.com

New Horizon Aircraft Ltd.

Primary Offering of

Up to 15,275,375 Class A Ordinary Shares Upon the Exercise of Warrants

3,210,000 Common Warrants

Secondary Offering of

Up to 24,729,606 Class A Ordinary Shares

Up to 565,375 Warrants

4,500 Series A Preferred Shares

PROSPECTUS

The date of this prospectus is April 4, 2025